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FOR IMMEDIATE RELEASE                     DRAFT--10/20/2021--7a.

TRISTATE CAPITAL REPORTS THIRD QUARTER 2021 EPS OF $0.44 ON RECORD NET INCOME AND REVENUE, ORGANIC LOAN AND BALANCE SHEET GROWTH, AND NET INTEREST MARGIN EXPANSION

-- Private banking loans primarily backed by marketable securities and commercial loans hit new period-end highs, while investment management performance was highlighted by strength of fixed income strategies --

PITTSBURGH, October 20, 2021 - TriState Capital Holdings, Inc. (Nasdaq: TSC) reported third quarter 2021 financial results, including record net income, organic loan and balance sheet growth and its fourth consecutive quarter of net interest margin (NIM) expansion.

The parent company of TriState Capital Bank and Chartwell Investment Partners reported net income available to common shareholders of $16.9 million in the third quarter of 2021, up 129.7% from $7.4 million in the third quarter of 2020 and up 7.7% from $15.7 million in the second quarter of 2021.

The company earned $0.44 per diluted share in the third quarter of 2021, compared to $0.26 in the third quarter of 2020 and $0.41 in the second quarter of 2021. Third quarter 2021 results include a higher number of diluted average shares outstanding and a $1.1 million increase in preferred dividends, compared to the year-ago quarter, both resulting from the company’s December 30, 2020 private placement of $105 million of common stock, convertible preferred stock and warrants.

“TriState Capital’s performance in the quarter and year to date showcased the tremendous earnings power of our investment management, private banking and commercial banking businesses, along with our ability to sustain profitable and responsible organic revenue growth,” Chairman and Chief Executive Officer James F. Getz said. “Our long record of consistent investment in talent and technology continue to fuel our success in strengthening relationships with our sophisticated clients, attracting new ones, and rapidly scaling each of our businesses. Our agile and low-cost funding capability also enabled TriState Capital to cross the $12 billion-asset milestone during the quarter, as each of our private banking, middle-market commercial and securities portfolios grew to new record levels and we maintain a balance sheet that is well positioned for rising interest rates. We are pleased with our new business pipelines and dialogue with clients, which we believe will enable TriState Capital to sustain our momentum in the near term and accelerate growth over the long term.”

TriState Capital also announced today that it entered into a definitive agreement with Raymond James Financial, Inc., under which Raymond James will acquire TriState Capital. The companies provided additional information on the transaction in a news release that will be made available at https://investors.tristatecapitalbank.com.

THIRD QUARTER 2021 HIGHLIGHTS
•Chartwell year-to-date net inflows from retail and institutional clients totaled $499.0 million, including $149.0 million in fixed income strategies in the third quarter alone.
•Total loans grew by 28.9% from September 30, 2020 and 6.3% during the quarter.
•Commercial loans grew by 14.7% from September 30, 2020 and 2.7% during the quarter, led by fund finance solutions and other commercial and industrial (C&I) lending.
•Private banking loans grew by 39.1% from September 30, 2020 and 8.6% during the quarter, as the company continued to leverage talent and proprietary technology to fortify its position as the nation’s leading independent provider of loans collateralized by marketable securities and other liquid assets.
•Treasury management deposit accounts grew by 82.0% from September 30, 2020 and 8.2% during the quarter.
•Net interest income (NII) increased by 39.4% from the year-ago quarter and 8.8% from the linked quarter on continued loan growth and NIM expansion to 1.65%.

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•The company maintained superior credit quality metrics, with period-end non-performing assets (NPAs) and non-performing loans (NPLs) declining by 21.4% and 22.8% respectively during the quarter, while adverse rated credits represented just 0.44% of total loans at period end.
•Return on average common equity expanded to 10.67%, up 511 basis points from the year-ago period and 30 basis points from the linked quarter, as the company continues to productively deploy capital raised in December 2020.

REVENUE GROWTH
NII grew to a record $46.7 million in the third quarter of 2021, increasing 39.4% from $33.5 million in the year-ago quarter and 8.8% from $42.9 million in the second quarter of 2021. NIM expanded for the fourth consecutive quarter to 1.65% for the three months ended September 30, 2021, up from 1.46% in the third quarter of 2020 and 1.63% in the second quarter of 2021.

Non-interest income was $14.2 million in the third quarter of 2021, compared to $16.9 million in the year-ago quarter and $14.8 million in the linked quarter. Chartwell investment management fees of $9.4 million in the third quarter of 2021 are up 16.6% from $8.1 million in the same period the prior year and remained relatively consistent with the $9.5 million reported in the linked quarter. Fees from commercial and private banking clients’ use of TriState Capital’s interest rate swaps offering totaled $3.1 million in the third quarter of 2021, $4.0 million in the prior year quarter and $3.9 million in the linked quarter.

NII and non-interest income, excluding net gains and losses on the sale of debt securities, combined to generate record total revenue of $60.9 million for the third quarter of 2021, an increase of 30.6% from $46.6 million in the year-ago period and 5.6% from $57.7 million in the linked quarter. Total revenue, which is not a financial metric under generally accepted accounting principles (GAAP), is a measure that TriState Capital has consistently utilized to provide a greater understanding of the diversity and balance of its income-generating capabilities. Non-interest income represented 23.3% of total revenue in the third quarter of 2021 when excluding net gains on the sale of securities, compared to 28.2% in the year-ago period and 25.6% in the linked quarter.

EXPENSES REFLECT CONTINUED INVESTMENTS
TriState Capital continues to invest in talent, technology, products and risk and compliance management to support the continued responsible growth of its businesses and balance sheet, to provide a premier client experience, and to scale its efficient branchless operating model.

Third quarter 2021 non-interest expense of $38.0 million increased 20.9% from $31.4 million in the year-ago period and 10.4% from $34.4 million in the linked quarter. TriState Capital currently expects operating expense growth in the mid teens for full-year 2021.

TriState Capital Bank’s efficiency ratio for the third quarter of 2021 was 54.79%, compared to 58.73% in the third quarter of 2020 and 51.51% in the linked quarter. Efficiency ratio is a non-GAAP financial metric utilized to provide a greater understanding of a bank’s level of non-interest expense as a percentage of total revenue.

TriState Capital continued to maintain a low annualized non-interest expense to average assets ratio of 1.30% in the third quarter of 2021, compared to 1.31% in the third quarter of 2020 and 1.27% in the linked quarter.

Pre-tax, pre-provision net revenue of $22.9 million in the third quarter of 2021 increased 50.4% from $15.2 million in the year-ago period and decreased 1.6% from $23.2 million in the linked quarter. Pre-tax, pre-provision net revenue is a non-GAAP financial metric representing net income, without giving effect to loan loss provision and income taxes, and excluding gains and losses on the sale and call of investment securities.

Income before tax was $22.9 million in the third quarter of 2021, compared to $11.5 million in the third quarter of 2020 and $23.2 million in the linked quarter.

TriState Capital’s effective tax rate was 12.6% for the third quarter, reflecting a $3 million historic tax credit. Expenses associated with this tax credit are included in other expenses. The company’s effective tax rate is impacted by certain factors including the number, timing and size of tax credit investments, as well as the proportion of consolidated

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earnings attributed to investment management. The company’s 2021 effective tax rate, based on factors including anticipated tax credit investment opportunities, is currently expected to be in the mid teens.

Net income available to common shareholders and earnings per share in the third quarter of 2021 are net of $3.1 million in dividends payable to holders of the company’s Series A, Series B and Series C Non-Cumulative Perpetual Preferred Stock.

INVESTMENT MANAGEMENT
A combination of investment performance, strong client relationships and a robust new business effort contributed to positive net inflows of $499.0 million for the nine months ending September 30, 2021. In addition, Chartwell’s new business pipeline currently has in excess of $69 million in commitments from institutional investors.

Chartwell’s new business and new flows from existing accounts of $375.0 million was offset by market depreciation of $23.0 million and outflows of $409.0 million in the third quarter of 2021. Chartwell’s assets under management (AUM) totaled $11.45 billion on September 30, 2021, compared to $9.65 billion on September 30, 2020 and $11.51 billion on June 30, 2021.

Reflecting historically low interest rates and the performance of Chartwell’s investment professionals, its fixed income strategies attracted net positive inflows of $149.0 million in the third quarter of 2021. Chartwell fixed income assets grew by 2.6% during the third quarter to $6.75 billion on September 30, 2021, or 58.9% of total AUM.

Annual run-rate revenue was $39.0 million as of September 30, 2021, compared to $33.6 million on September 30, 2020 and $39.9 million on June 30, 2021. Chartwell’s weighted average fee rate was 0.34% at September 30, 2021. Investment management fee revenue was $9.4 million in the third quarter of 2021, compared to $8.1 million in the third quarter of 2020 and $9.5 million in the second quarter of 2021.

Initiatives to enhance Chartwell profitability continue to be reflected in the segment’s improving level of expenses relative to revenue. Investment management fees grew by 18.8%, outpacing a 12.6% increase in Chartwell segment non-interest expense, in the first nine months of 2021 compared to the same period the prior year. Year to date, compared to the first nine months of 2020, Chartwell generated a 138.7% increase in segment net income and a 53.4% increase in segment EBITDA, which is a non-GAAP financial metric representing net income before interest expense, income tax expense, depreciation expense and intangible amortization expense.

ORGANIC LENDING FRANCHISE GROWTH
TriState Capital’s client engagement and distribution capabilities continued to drive the organic growth of both sides of its balance sheet by expanding the number and depth of its premier relationships with high-quality middle-market commercial customers, as well as expanding the number of high-net-worth clients the bank serves through its growing national referral network of financial intermediaries.

Average loans totaled a record $9.43 billion in the third quarter of 2021, growing 27.6% from $7.39 billion in the prior year period and 7.0% from $8.81 billion in the linked quarter. Period-end loans totaled a record $9.87 billion on September 30, 2021, growing $2.21 billion, or 28.9%, from September 30, 2020, and $586.1 million, or 6.3%, from June 30, 2021.

TriState Capital continued to fortify its position as the nation’s leading independent provider of marketable securities-backed loans for clients of independent investment advisory firms, trust companies, broker-dealers, regional securities firms, family offices, insurance companies and other financial intermediaries that do not offer banking services themselves. Private banking loans totaled a record $6.20 billion at September 30, 2021, increasing $1.75 billion, or 39.1%, from one year prior and $490.4 million, or 8.6%, from the end of the linked quarter.

The company continued to grow relationships with top-quality middle-market sponsors and businesses, driving originations of C&I and commercial real estate (CRE) loans while managing credit quality within the portfolio. Commercial

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loans totaled $3.67 billion at September 30, 2021, increasing $469.3 million, or 14.7%, from one year prior and $95.6 million, or 2.7%, from the end of the linked quarter.

C&I loans grew to $1.34 billion at September 30, 2021, increasing $202.5 million, or 17.8%, from one year prior and $99.9 million, or 8.1%, from June 30, 2021, led by capital call lines of credit and other fund finance offerings, more than offsetting amortization and paydowns. The bank did not participate in the Paycheck Protection Program (PPP).

CRE loans totaled $2.32 billion at September 30, 2021, increasing $266.8 million, or 13.0%, from September 30, 2020 and down $4.3 million, or 0.2%, from June 30, 2021 as new production activity was offset by amortization and paydowns in the third quarter.

STRATEGIC DEPOSIT AND LIQUIDITY MANAGEMENT FRANCHISE EXPANSION
TriState Capital continues to deliver growth on its agile liquidity management franchise, which creates meaningful service-based client relationships and provides highly responsive funding. The bank is winning new business and enhancing the breadth and depth of existing client relationships with its nationally distributed service and liquidity management offerings for financial services businesses, payroll and other specialized payment servicers, real estate firms, high-net-worth individuals, family offices, middle market companies, municipalities and non-profits.

Average deposits totaled a record $10.25 billion in the third quarter of 2021, growing 25.0% from $8.21 billion in the third quarter of last year and 7.3% from $9.56 billion in the linked quarter. Period-end deposits totaled a record $10.76 billion at September 30, 2021, growing $2.57 billion, or 31.4%, from September 30, 2020, and $564.7 million, or 5.5%, from June 30, 2021.

Treasury management deposit accounts totaled $2.45 billion at September 30, 2021, increasing $1.10 billion, or 82.0%, from September 30, 2020 and $186.8 million, or 8.2%, from June 30, 2021.

The bank’s loan-to-deposit ratio at September 30, 2021 was 91.75%, compared to 93.53% at September 30, 2020 and 91.09% at June 30, 2021, reflecting the bank’s ability to manage liquidity levels in line with deployment opportunities.

INTEREST RATE MANAGEMENT
TriState Capital continues to maintain a balance sheet with significant flexibility to manage interest rate dynamics, while offering attractive deposit and loan pricing to clients. Ultimately, the bank favors an asset-sensitive approach over the long term.

Investment securities totaled a record $1.43 billion at September 30, 2021, up 74.3% from September 30, 2020 and 6.9% from June 30, 2021 as the bank continued to build on-balance sheet liquidity.

Approximately 60% of TriState Capital’s non-fixed rate deposits use the Effective Fed Funds Rate or another benchmark as reference points, and the remaining non-fixed rate deposits are priced at rates set with bank discretion. Total cost of funds for all deposits and interest-bearing liabilities averaged 0.49% during the third quarter of 2021, compared to 0.77% in the same period last year and 0.51% in the linked quarter. The total cost of deposits averaged 0.41% during the third quarter of 2021, compared to 0.67% in the same period last year and 0.42% in the linked quarter.

At September 30, 2021, 95% of the bank’s loans were floating rate and indexed to 30-day LIBOR or the Prime Rate. TriState Capital continued to constructively use interest rate floors on existing and new variable rate loans throughout the third quarter of 2021.

The yield on total loans averaged 2.32% during the third quarter of 2021, compared to 2.49% in the prior year period and 2.35% in the linked quarter. Loan yields resulted primarily from trends in 30-day LIBOR, which declined on average less than 1 basis point during the third quarter of 2021. Loan yields were also affected by higher rates of growth in balances of private bank loans relative to commercial bank loans. Loan yield movement was offset by a continued reduction in deposit costs.

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NIM expanded for the fourth consecutive quarter to 1.65% for the third quarter of 2021, up 19 basis points from the same period the year prior and 2 basis points from the linked quarter.

ASSET QUALITY
TriState Capital maintained strong asset quality metrics in the third quarter of 2021, reflecting its disciplined credit culture and lower risk profile resulting from the majority of its loans consisting of private banking non-purpose margin loans collateralized by marketable securities. Private banking grew to represent 62.9% of the total loan portfolio at September 30, 2021, while CRE and C&I comprised 23.5% and 13.6% of total loans, respectively.

COVID-19 deferral levels continued to decline in line with expectations to two loans representing $18.8 million or 0.2% of total loans on September 30, 2021, from four loans representing $41.0 million or 0.4% of total loans on June 30, 2021.

The allowance for credit losses on loans and leases (ACL) was $32.4 million at September 30, 2021, compared to $30.7 million at September 30, 2020 and $32.6 million at June 30, 2021. ACL on commercial loans represented 0.82% of commercial loans at period end, excluding private banking loans primarily collateralized by liquid, marketable securities that do not require a reserve, compared to 0.89% at September 30, 2020 and 0.85% at June 30, 2021. As a percentage of total loans, ACL was 0.33% at September 30, 2021, 0.40% at September 30, 2020 and 0.35% at June 30, 2021.

TriState Capital’s net charge offs (NCOs) were $238,000 in the third quarter of 2021, or 0.01% of total average loans of $9.43 billion. NCOs were $0 in the year-ago quarter and $2.3 million in the linked quarter.

During the third quarter of 2021, NPAs and NPLs declined by 21.4% and 22.8%, respectively, from June 30, 2021 to September 30, 2021.

NPAs were $10.8 million, or 0.09% of total assets, at September 30, 2021, compared to $9.5 million, or 0.10%, at September 30, 2020 and $13.7 million, or 0.12%, at June 30, 2021. NPLs were $8.6 million, or 0.09% of total loans, at September 30, 2021, compared to $6.8 million, or 0.09%, at September 30, 2020 and $11.2 million, or 0.12%, at June 30, 2021.

Total adverse-rated credits, including NPLs, were $43.5 million, or 0.44% of total loans, at September 30, 2021, compared to $38.8 million, or 0.51%, at September 30, 2020 and $34.1 million, or 0.37%, at June 30, 2021. TriState Capital maintains a very low ratio of criticized assets to total loans that was more than 10 times lower than the 4.41% most-recent quarter median for publicly traded commercial banks with assets of $10 billion to $20 billion, according to data from S&P Capital IQ.

TriState Capital’s provision for credit losses was de minimis in the third quarter of 2021, $7.4 million in the third quarter of 2020 and $96,000 in the linked quarter.

CAPITAL STRENGTH AND EFFICIENCY
The company’s strong balance sheet included $1.90 billion in cash, equivalents and securities at September 30, 2021. Cash, equivalents, securities and private banking loans -- which are primarily collateralized by marketable securities that are monitored daily, liquid and subject to favorable treatment under regulatory capital requirements -- represented 66.65% of total assets at the end of the third quarter of 2021.

As of September 30, 2021, estimated regulatory capital ratios for TriState Capital Holdings were 13.71% for total risk-based capital, 11.79% for tier 1 risk-based capital, 9.01% for common equity tier 1 risk-based capital, and 6.61% for tier 1 leverage. For TriState Capital Bank, the estimated capital ratios were 13.38% for total risk-based capital, 12.94% for tier 1 risk-based capital, 12.94% for common equity tier 1 risk-based capital, and 7.24% for tier 1 leverage.

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TriState Capital had $9.8 million of common stock repurchase authority available at September 30, 2021 under previously disclosed buyback programs authorized by its Board of Directors. Since the Board first authorized share buybacks in 2014, the company has repurchased a total of 2.1 million shares for approximately $33.0 million at an average cost of $15.39 per share. The company has not repurchased shares on the open market since the second quarter of 2020.

CONFERENCE CALL
As previously announced, TriState Capital will hold an investor conference call tomorrow. The live conference call on October 21 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link https://dpregister.com/sreg/10160497/edacb54f34 to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “TriState Capital investor call.” The call may be accessed by dialing 888-339-0757 from the United States or Canada, and 412-902-4194 from other international locations.

The live conference call will also be available through an audio webcast accessible at https://events.q4inc.com/attendee/650246783 or https://investors.tristatecapitalbank.com. These links may also be used to access an archived replay of the conference call.

A telephone replay of the call will be available approximately one hour after the end of the conference through October 28. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada, or 412-317-0088 from other international locations, and entering the conference number 10160497.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (Nasdaq: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $12.07 billion in assets as of September 30, 2021, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $11.45 billion in assets under management as of September 30, 2021, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect TriState Capital’s current views with respect to, among other things, future events and the company’s financial performance, as well as the company’s goals and objectives for future operations, financial and business trends, business prospects and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other measures of future financial or business performance, strategies or expectations. These statements are often, but not always, made through the use of words or phrases such as “achieve,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “maintain,” “may,” “opportunity,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “sustain,” “target,” “trend,” “will,” “will likely result,” and “would,” or the negative versions of those words or other comparable statements of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about TriState Capital’s industry and beliefs or assumptions made by management, many of which, by their nature, are inherently uncertain. Although TriState Capital believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Accordingly, TriState Capital cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that change over time and are difficult to predict, including, but not limited to, the following:
•risks associated with the COVID-19 pandemic and their expected impact and duration, including effects on TriState Capital’s operations, its clients, economic conditions and the demand for its products and services;
•TriState Capital’s ability to prudently manage its growth and execute its strategy, including the successful integration of past and future acquisitions, its ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and manage customer disintermediation;
•deterioration of TriState Capital’s asset quality;

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•TriState Capital’s level of non-performing assets and the costs associated with resolving problem loans, including litigation and other costs;
•possible additional loan and lease losses and impairment, changes in the value of collateral securing TriState Capital’s loans and leases and the collectability of loans and leases, particularly as a result of the COVID-19 pandemic and the programs implemented by the Coronavirus Aid, Relief, and Economic Security Act, including its automatic loan forbearance provisions;
•possible changes in the speed of loan prepayments by customers and loan origination or sales volumes;
•business and economic conditions generally and in the financial services industry, nationally and within TriState Capital’s local market areas, including the effects of an increase in unemployment levels, slowdowns in economic growth and changes in demand for products or services or the value of assets under management;
•TriState Capital’s ability to maintain important deposit customer relationships, its reputation and otherwise avoid liquidity risks;
•changes in management personnel;
•TriState Capital’s ability to recruit and retain key employees;
•volatility and direction of interest rates;
•risks related to the phasing out of LIBOR and changes in the manner of calculating reference rates, as well as the impact of the phase out of LIBOR and introduction of alternative reference rates on the value of loans and other financial instruments that are linked to LIBOR;
•changes in accounting policies, accounting standards, or authoritative accounting guidance, including the CECL model;
•any impairment of TriState Capital’s goodwill or other intangible assets;
•TriState Capital’s ability to develop and provide competitive products and services that appeal to its customers and target markets;
•TriState Capital’s ability to provide investment management performance competitive with its peers and benchmarks;
•fluctuations in the carrying value of the assets under management held by Chartwell, as well as the relative and absolute investment performance of such subsidiary’s investment products;
•operational risks associated with TriState Capital’s business, including technology and cyber-security related risks;
•increased competition in the financial services industry, particularly from regional and national institutions;
•negative perceptions or publicity with respect to any products or services offered by TriState Capital;
•adverse judgments or other resolution of pending and future legal proceedings, and costs incurred in defending such proceedings;
•changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including economic stimulus programs, and potential expenses associated with complying with such laws and regulations;
•TriState Capital’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms;
•regulatory limits on TriState Capital’s ability to receive dividends from its subsidiaries and pay dividends to shareholders;
•changes and direction of government policy towards and intervention in the U.S. financial system;
•natural disasters and adverse weather, acts of terrorism, regional or national civil unrest, cyber-attacks, an outbreak of hostilities, a public health outbreak (such as COVID-19) or other international or domestic calamities, and other matters beyond TriState Capital’s control;
•the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory or compliance risk resulting from developments related to any of the risks discussed above; and
•other factors that are discussed in TriState Capital’s filings with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if TriState Capital’s underlying assumptions prove to be incorrect, actual results may differ materially from what the company anticipates. Accordingly, readers should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for TriState Capital to predict which will arise. Any forward-looking statement speaks only as of the date on which it is made, and TriState Capital does not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, TriState Capital cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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NON-GAAP FINANCIAL DISCLOSURES
This news release and the accompanying tables contain certain financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Specifically, TriState Capital reviews and reports tangible common equity, tangible book value per common share, EBITDA, total revenue, pre-tax, pre-provision net revenue and efficiency ratio. Although TriState Capital believes these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the most directly comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and in the reconciliation tables accompanying this news release.

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MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
Lambert
Jeff Schoenborn and Kate Croft
888-609-8351
TSC@lambert.com

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TRISTATE CAPITAL HOLDINGS, INC.
BALANCE SHEET DATA (UNAUDITED)

	As of
	September 30,	June 30,	September 30,
(Dollars in thousands)	2021	2021	2020
Cash and cash equivalents	$469,932	$529,453	$608,302
Total investment securities	1,429,613	1,337,658	820,223
Loans and leases held-for-investment	9,869,011	9,282,922	7,654,446
Allowance for credit losses on loans and leases	(32,363)	(32,577)	(30,706)
Loans and leases held-for-investment, net	9,836,648	9,250,345	7,623,740
Goodwill and other intangibles, net	62,478	62,955	64,389
Other assets	360,197	360,761	377,136
Total assets	$12,158,868	$11,541,172	$9,493,790

Deposits	$10,756,141	$10,191,433	$8,183,713
Borrowings, net	355,654	345,600	395,439
Other liabilities	233,035	209,571	271,438
Total liabilities	11,344,830	10,746,604	8,850,590

Preferred stock	180,443	179,343	116,079
Common shareholders’ equity	633,595	615,225	527,121
Total shareholders’ equity	814,038	794,568	643,200

Total liabilities and shareholders’ equity	$12,158,868	$11,541,172	$9,493,790

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TRISTATE CAPITAL HOLDINGS, INC.
INCOME STATEMENT DATA (UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Interest income:
Loans and leases	$55,071	$51,702	$46,256	$155,959	$152,551
Investments	4,477	3,737	3,687	10,860	11,528
Interest-earning deposits	157	116	279	433	2,006
Total interest income	59,705	55,555	50,222	167,252	166,085

Interest expense:
Deposits	10,480	10,106	13,898	31,340	57,095
Borrowings	2,558	2,537	2,850	7,677	7,110
Total interest expense	13,038	12,643	16,748	39,017	64,205
Net interest income	46,667	42,912	33,474	128,235	101,880
Provision for credit losses	—	96	7,430	320	16,428
Net interest income after provision for credit losses	46,667	42,816	26,044	127,915	85,452
Non-interest income:
Investment management fees	9,436	9,451	8,095	27,887	23,471
Service charges on deposits	377	325	235	1,018	763
Net gain on the sale and call of debt securities	33	98	3,744	130	3,815
Swap fees	3,059	3,913	3,953	9,683	12,179
Commitment and other loan fees	740	564	381	1,630	1,262
Bank owned life insurance income	613	480	441	1,522	1,298
Other income (loss)	(28)	13	40	855	414
Total non-interest income	14,230	14,844	16,889	42,725	43,202
Non-interest expense:
Compensation and employee benefits	21,701	20,937	18,524	62,559	52,539
Premises and equipment expense	1,520	1,173	1,488	4,099	4,389
Professional fees	2,310	2,124	1,596	5,758	4,175
FDIC insurance expense	1,375	1,125	3,030	3,625	7,760
General insurance expense	363	341	294	1,002	834
State capital shares tax expense	790	777	366	2,217	1,115
Travel and entertainment expense	755	639	592	1,835	1,735
Technology and data services	4,274	3,687	2,576	11,061	7,294
Intangible amortization expense	477	478	478	1,433	1,466
Marketing and advertising	984	898	394	2,566	1,694
Other operating expenses	3,459	2,246	2,089	7,556	5,667
Total non-interest expense	38,008	34,425	31,427	103,711	88,668
Income before tax	22,889	23,235	11,506	66,929	39,986
Income tax expense	2,873	4,455	2,177	11,933	7,362
Net income	$20,016	$18,780	$9,329	$54,996	$32,624
Preferred stock dividends	3,097	3,077	1,962	9,233	5,886
Net income available to common shareholders	$16,919	$15,703	$7,367	$45,763	$26,738

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2021	2020
Per share and share data:
Earnings per common share:
Basic	$0.46	$0.42	$0.26	$1.24	$0.95
Diluted	$0.44	$0.41	$0.26	$1.20	$0.93
Book value per common share	$19.11	$18.54	$17.67	$19.11	$17.67
Tangible book value per common share (1)	$17.23	$16.65	$15.51	$17.23	$15.51
Common shares outstanding, at end of period	33,154,343	33,176,934	29,828,143	33,154,343	29,828,143
Weighted average common shares outstanding:
Basic	31,357,356	31,280,481	28,286,250	31,287,924	28,230,180
Diluted	32,146,222	32,147,758	28,674,443	32,316,867	28,679,283

Performance ratios:
Return on average assets (2)	0.68%	0.69%	0.39%	0.67%	0.49%
Return on average common equity (2)	10.67%	10.37%	5.56%	10.06%	6.90%
Net interest margin (2) (3)	1.65%	1.63%	1.46%	1.63%	1.60%
Total revenue (1)	$60,864	$57,658	$46,619	$170,830	$141,267
Pre-tax, pre-provision net revenue (1)	$22,856	$23,233	$15,192	$67,119	$52,599
Bank efficiency ratio (1)	54.79%	51.51%	58.73%	52.41%	53.66%
Non-interest expense to average assets (2)	1.30%	1.27%	1.31%	1.27%	1.33%

Asset quality:
Non-performing loans	$8,625	$11,175	$6,754	$8,625	$6,754
Non-performing assets	$10,803	$13,743	$9,478	$10,803	$9,478
Other real estate owned	$2,178	$2,568	$2,724	$2,178	$2,724
Non-performing assets to total assets	0.09%	0.12%	0.10%	0.09%	0.10%
Non-performing loans to total loans	0.09%	0.12%	0.09%	0.09%	0.09%
ACL to loans and leases	0.33%	0.35%	0.40%	0.33%	0.40%
ACL to non-performing loans	375.22%	291.52%	454.63%	375.22%	454.63%
Net charge-offs (recoveries)	$238	$2,253	$—	$2,690	$(170)
Net charge-offs to average total loans (2)	0.01%	0.10%	—%	0.04%	—%

Capital ratios: (4)
Tier 1 leverage ratio	6.61%	6.86%	6.23%	6.61%	6.23%
Common equity tier 1 risk-based capital ratio	9.01%	9.06%	8.48%	9.01%	8.48%
Tier 1 risk-based capital ratio	11.79%	11.94%	10.56%	11.79%	10.56%
Total risk-based capital ratio	13.71%	13.94%	12.85%	13.71%	12.85%
Bank tier 1 leverage ratio	7.24%	7.34%	7.00%	7.24%	7.00%
Bank common equity tier 1 risk-based capital ratio	12.94%	12.80%	11.89%	12.94%	11.89%
Bank tier 1 risk based capital ratio	12.94%	12.80%	11.89%	12.94%	11.89%
Bank total risk-based capital ratio	13.38%	13.26%	12.46%	13.38%	12.46%

Investment Management Segment:
Assets under management	$11,454,000	$11,511,000	$9,653,000	$11,454,000	$9,653,000
EBITDA (1)	$1,847	$2,063	$1,551	$5,826	$3,799
(1)    These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.
(2)    Ratios are annualized.
(3)    Net interest margin is calculated on a fully taxable equivalent basis.
(4)    Capital ratios are estimated until regulatory reports are filed.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)
Assets
Interest-earning deposits	$429,806	$155	0.14%	$407,627	$114	0.11%	$866,502	$278	0.13%
Federal funds sold	12,629	2	0.06%	11,502	2	0.07%	9,071	2	0.09%
Debt securities available-for-sale	415,855	1,664	1.59%	266,264	886	1.33%	561,378	1,804	1.28%
Debt securities held-to-maturity	943,733	2,686	1.13%	1,040,658	2,705	1.04%	262,128	1,701	2.58%
Equity securities	163	—	—%	—	—	—%	—	—	—%
FHLB stock	11,932	137	4.56%	11,776	154	5.25%	13,284	196	5.87%
Total loans and leases	9,427,370	55,071	2.32%	8,808,775	51,702	2.35%	7,386,265	46,256	2.49%
Total interest-earning assets	11,241,488	59,715	2.11%	10,546,602	55,563	2.11%	9,098,628	50,237	2.20%
Other assets	382,763			347,923			420,887
Total assets	$11,624,251			$10,894,525			$9,519,515

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$3,946,028	$3,682	0.37%	$3,852,078	$3,214	0.33%	$2,866,303	$3,280	0.46%
Money market deposit accounts	4,879,971	5,794	0.47%	4,316,946	5,636	0.52%	3,811,100	6,944	0.72%
Certificates of deposit	899,855	1,004	0.44%	929,906	1,256	0.54%	1,121,824	3,674	1.30%
Borrowings:
FHLB borrowings	250,815	1,102	1.74%	250,000	1,082	1.74%	300,000	1,392	1.85%
Line of credit borrowings	761	—	—%	—	—	—%	—	—	—%
Subordinated notes payable, net	95,619	1,456	6.04%	95,565	1,455	6.11%	95,601	1,458	6.07%
Total interest-bearing liabilities	10,073,049	13,038	0.51%	9,444,495	12,643	0.54%	8,194,828	16,748	0.81%
Noninterest-bearing deposits	528,897			460,601			407,079
Other liabilities	213,552			203,033			274,480
Shareholders’ equity	808,753			786,396			643,128
Total liabilities and shareholders’ equity	$11,624,251			$10,894,525			$9,519,515

Net interest income (1)		$46,677			$42,920			$33,489
Net interest spread (1)			1.60%			1.57%			1.39%
Net interest margin (1)			1.65%			1.63%			1.46%
(1)Interest income and net interest margin are calculated on a fully taxable equivalent basis..
(2)Annualized.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Nine Months Ended September 30,
	2021			2020
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)
Assets
Interest-earning deposits	$463,827	$427	0.12%	$809,978	$1,983	0.33%
Federal funds sold	11,570	6	0.07%	8,022	23	0.38%
Debt securities available-for-sale	343,897	3,120	1.21%	391,377	5,874	2.00%
Debt securities held-to-maturity	875,157	7,291	1.11%	252,296	4,805	2.54%
Debt securities trading	104	1	1.29%	76	1	1.76%
Equity securities	55	—	—%	—	—	—%
FHLB stock	11,754	473	5.38%	15,569	899	7.71%
Total loans and leases	8,841,619	155,959	2.36%	7,052,457	152,551	2.89%
Total interest-earning assets	10,547,983	167,277	2.12%	8,529,775	166,136	2.60%
Other assets	368,728			380,908
Total assets	$10,916,711			$8,910,683

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$3,624,587	$9,689	0.36%	$2,224,827	$11,213	0.67%
Money market deposit accounts	4,516,081	17,395	0.51%	3,740,968	28,975	1.03%
Certificates of deposit	947,127	4,256	0.60%	1,297,637	16,907	1.74%
Borrowings:
FHLB borrowings	251,557	3,256	1.73%	340,493	4,711	1.85%
Line of credit borrowings	1,769	55	4.16%	8,047	261	4.33%
Subordinated notes payable, net	95,565	4,366	6.11%	46,851	2,138	6.10%
Total interest-bearing liabilities	9,436,686	39,017	0.55%	7,658,823	64,205	1.12%
Noninterest-bearing deposits	471,727			391,689
Other liabilities	221,290			226,838
Shareholders’ equity	787,008			633,333
Total liabilities and shareholders’ equity	$10,916,711			$8,910,683

Net interest income (1)		$128,260			$101,931
Net interest spread (1)			1.57%			1.48%
Net interest margin (1)			1.63%			1.60%
(1)Interest income and net interest margin are calculated on a fully taxable equivalent basis.
(2)Annualized.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
LOAN AND LEASE COMPOSITION (UNAUDITED)

	September 30, 2021		June 30, 2021		September 30, 2020
(Dollars in thousands)	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans
Private banking loans	$6,204,009	62.9%	$5,713,562	61.5%	$4,458,767	58.3%
Middle-market banking loans:
Commercial and industrial	1,340,817	13.6%	1,240,917	13.4%	1,138,288	14.9%
Commercial real estate	2,324,185	23.5%	2,328,443	25.1%	2,057,391	26.8%
Total middle-market banking loans	3,665,002	37.1%	3,569,360	38.5%	3,195,679	41.7%
Loans and leases held-for-investment	$9,869,011	100.0%	$9,282,922	100.0%	$7,654,446	100.0%

TRISTATE CAPITAL HOLDINGS, INC.
STATEMENT OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended September 30, 2021				Three Months Ended September 30, 2020
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$59,705	$—	$—	$59,705	$50,222	$—	$—	$50,222
Interest expense	11,591	—	1,447	13,038	15,297	—	1,451	16,748
Net interest income (loss)	48,114	—	(1,447)	46,667	34,925	—	(1,451)	33,474
Provision for credit losses	—	—	—	—	7,430	—	—	7,430
Net interest income (loss) after provision for credit losses	48,114	—	(1,447)	46,667	27,495	—	(1,451)	26,044
Non-interest income:
Investment management fees	—	9,780	(344)	9,436	—	8,293	(198)	8,095
Net gain on the sale and call of debt securities	33	—	—	33	3,744	—	—	3,744
Other non-interest income (loss)	4,768	(7)	—	4,761	5,027	23	—	5,050
Total non-interest income (loss)	4,801	9,773	(344)	14,230	8,771	8,316	(198)	16,889
Non-interest expense:
Intangible amortization expense	—	477	—	477	—	478	—	478
Other non-interest expense	28,975	8,031	525	37,531	23,462	6,868	619	30,949
Total non-interest expense	28,975	8,508	525	38,008	23,462	7,346	619	31,427
Income (loss) before tax	23,940	1,265	(2,316)	22,889	12,804	970	(2,268)	11,506
Income tax expense (benefit)	2,719	(412)	566	2,873	2,357	251	(431)	2,177
Net income (loss)	$21,221	$1,677	$(2,882)	$20,016	$10,447	$719	$(1,837)	$9,329

EXHIBIT 99

	Nine Months Ended September 30, 2021				Nine Months Ended September 30, 2020
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$167,252	$—	$—	$167,252	$166,085	$—	$—	$166,085
Interest expense	34,629	—	4,388	39,017	61,844	—	2,361	64,205
Net interest income (loss)	132,623	—	(4,388)	128,235	104,241	—	(2,361)	101,880
Provision for credit losses	320	—	—	320	16,428	—	—	16,428
Net interest income (loss) after provision for credit losses	132,303	—	(4,388)	127,915	87,813	—	(2,361)	85,452
Non-interest income:
Investment management fees	—	28,789	(902)	27,887	—	23,955	(484)	23,471
Net gain on the sale and call of debt securities	130	—	—	130	3,815	—	—	3,815
Other non-interest income	14,683	25	—	14,708	15,893	23	—	15,916
Total non-interest income (loss)	14,813	28,814	(902)	42,725	19,708	23,978	(484)	43,202
Non-interest expense:
Intangible amortization expense	—	1,433	—	1,433	—	1,466	—	1,466
Other non-interest expense	77,201	23,300	1,777	102,278	64,462	20,498	2,242	87,202
Total non-interest expense	77,201	24,733	1,777	103,711	64,462	21,964	2,242	88,668
Income (loss) before tax	69,915	4,081	(7,067)	66,929	43,059	2,014	(5,087)	39,986
Income tax expense (benefit)	12,013	183	(263)	11,933	7,878	381	(897)	7,362
Net income (loss)	$57,902	$3,898	$(6,804)	$54,996	$35,181	$1,633	$(4,190)	$32,624

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
EARNINGS PER COMMON SHARE (UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2021	2020

Basic earnings per common share:
Net income	$20,016	$18,780	$9,329	$54,996	$32,624
Less: Preferred dividends on Series A and Series B	1,963	1,962	1,962	5,887	5,886
Less: Preferred dividends on Series C	1,134	1,115	—	3,346	—
Net income available to common shareholders	$16,919	$15,703	$7,367	$45,763	$26,738

Allocation of net income available:
Common shareholders	$14,274	$13,272	$7,367	$38,679	$26,738
Series C convertible preferred shareholders	2,225	2,040	—	5,944	—
Warrant shareholders	420	391	—	1,140	—
Total	$16,919	$15,703	$7,367	$45,763	$26,738

Basic weighted average common shares outstanding:
Basic common shares	31,357,356	31,280,481	28,286,250	31,287,924	28,230,180
Series C convertible preferred stock, as-if converted	4,887,272	4,807,272	—	4,807,858	—
Warrants, as-if exercised	922,438	922,438	—	922,438	—

Basic earnings per common share	$0.46	$0.42	$0.26	$1.24	$0.95

Diluted earnings per common share:
Income available to common shareholders after allocation	$14,274	$13,272	$7,367	$38,679	$26,738

Diluted weighted average common shares outstanding:
Basic common shares	31,357,356	31,280,481	28,286,250	31,287,924	28,230,180
Restricted stock - dilutive	664,729	719,504	303,138	884,714	313,726
Stock options - dilutive	124,137	147,773	85,055	144,229	135,377
Diluted common shares	32,146,222	32,147,758	28,674,443	32,316,867	28,679,283

Diluted earnings per common share	$0.44	$0.41	$0.26	$1.20	$0.93

	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Anti-dilutive shares:
Restricted stock	10,750	10,750	785,762	11,500	566,498
Stock options	—	—	5,500	—	—
Series C convertible preferred stock, as-if converted	4,887,272	4,807,272	—	4,887,272	—
Warrants, as-if exercised	922,438	922,438	—	922,438	—
Total anti-dilutive shares	5,820,460	5,740,460	791,262	5,821,210	566,498

Earnings per common share (“EPS”) is computed using the two-class method, which requires that the Series C convertible preferred stock and warrants to be treated as participating classes of securities in the computation of EPS. In addition, net income is reduced by dividends declared on all series of preferred stock to derive net income available to common shareholders. The two-class method is an earnings allocation that determines EPS for each class of common stock and participating security. Net income available to common shareholders is reduced by the percentage of average common shares allocable to Series C convertible preferred holders and warrant holders on an as-if converted basis to arrive at net income allocable to common shareholders. Basic EPS is computed by dividing net income allocable to common shareholders by the weighted average number of its common shares outstanding for the period, excluding non-vested restricted stock. Diluted EPS reflects the potential dilution upon the exercise of stock options and warrants, and the vesting of restricted stock awards granted utilizing the treasury stock method. The Series C convertible preferred stock is excluded from diluted weighted average common shares outstanding because the payment of the dividend is considered in the net income allocable to common shareholders for the calculation of basic EPS.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible common equity,” “tangible book value per common share,” “EBITDA,” “total revenue,” “pre-tax, pre-provision net revenue” and “efficiency ratio.” These non-GAAP financial measures are supplemental measures that we believe provide management and our investors with a more detailed understanding of our performance, although these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures in accordance with GAAP. The non-GAAP financial measures presented herein are calculated as follows:

“Tangible common equity” is defined as common shareholders’ equity reduced by intangible assets, including goodwill. We believe this measure is important to management and investors so that they can better understand and assess changes from period to period in common shareholders’ equity exclusive of changes in intangible assets associated with prior acquisitions. Intangible assets are created when we buy businesses that add relationships and revenue to our company. Intangible assets have the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible book value per common share” is defined as common shareholders’ equity reduced by intangible assets, including goodwill, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets associated with prior acquisitions.

“EBITDA” is defined as net income before interest expense, income tax expense, depreciation expense and intangible amortization expense. We use EBITDA particularly to assess the strength of our investment management business. We believe this measure is important because it allows management and investors to better assess our investment management performance in relation to our core operating earnings by excluding certain non-cash items and the volatility that is associated with certain discrete items that are unrelated to our core business.

“Total revenue” is defined as net interest income and total non-interest income, excluding gains and losses on the sale and call of debt securities. We believe adjustments made to our operating revenue allow management and investors to better assess our core operating revenue by removing the volatility that is associated with certain items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale and call of debt securities and total non-interest expense. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan and lease losses and changes in our tax rates and other items that are unrelated to our core business.

“Efficiency ratio” is defined as total non-interest expense divided by our total revenue. We believe this measure allows management and investors to better assess our operating expenses in relation to our core operating revenue, particularly at the Bank.

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2021	2021	2020
Tangible common equity and tangible book value per common share:
Common shareholders’ equity	$633,595	$615,225	$527,121
Less: goodwill and intangible assets	62,478	62,955	64,389
Tangible common equity (numerator)	$571,117	$552,270	$462,732
Common shares outstanding (denominator)	33,154,343	33,176,934	29,828,143
Tangible book value per common share	$17.23	$16.65	$15.51

EXHIBIT 99
INVESTMENT MANAGEMENT SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Investment Management EBITDA:
Net income	$1,677	$1,196	$719	$3,898	$1,633
Interest expense	—	—	—	—	—
Income tax expense	(412)	286	251	183	381
Depreciation expense	105	103	103	312	319
Intangible amortization expense	477	478	478	1,433	1,466
EBITDA	$1,847	$2,063	$1,551	$5,826	$3,799

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Total revenue and pre-tax, pre-provision net revenue:
Net interest income	$46,667	$42,912	$33,474	$128,235	$101,880
Total non-interest income	14,230	14,844	16,889	42,725	43,202
Less: net gain on the sale and call of debt securities	33	98	3,744	130	3,815
Total revenue	$60,864	$57,658	$46,619	$170,830	$141,267
Less: total non-interest expense	38,008	34,425	31,427	103,711	88,668
Pre-tax, pre-provision net revenue	$22,856	$23,233	$15,192	$67,119	$52,599

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Bank total revenue:
Net interest income	$48,114	$44,356	$34,925	$132,623	$104,241
Total non-interest income	4,801	5,381	8,771	14,813	19,708
Less: net gain on the sale and call of debt securities	33	98	3,744	130	3,815
Bank total revenue	$52,882	$49,639	$39,952	$147,306	$120,134

Bank efficiency ratio:
Total non-interest expense (numerator)	$28,975	$25,570	$23,462	$77,201	$64,462
Bank total revenue (denominator)	$52,882	$49,639	$39,952	$147,306	$120,134
Bank efficiency ratio	54.79%	51.51%	58.73%	52.41%	53.66%